UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 10, 2010
Date of Report (Date of earliest event reported)

WECOSIGN, INC.
 (Exact name of registrant as specified in its charter)

California	333-160570	26-1476002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 West MacArthur Blvd, Suite I, Santa Ana, CA 92704
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (714) 556-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers

On March 10, 2010, WECOSIGN, Inc., a California corporation (the “Company”) and Joseph Bennington mutually agreed to end their employment relationship.  Mr. Bennington served as the Company’s Chief Financial Officer.  Mr. Bennington’s departure is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board of Directors of the Company have elected Jeff Padilla, pursuant to unanimous written consent, to act as the Chief Financial Officer on a continuous basis or until the next annual meeting of the Board of Directors or until his successor is elected.

Mr. Padilla, 42 years old, has over fifteen years of accounting experience including internal audit, public accounting, and general accounting.  His industry experience includes finance, manufacturing, technology and local government.

Mr. Padilla had previously served as the Chief Finical Officer of the Company. However, since that time, he has not previously held any other positions with the Company.  Mr. Padilla is the brother of Carlos Padilla III, the Chief Information Officer of the Company.  Other than Carlos Padilla III, Jeff Padilla has no other family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

In April 2009, the Company issued an aggregate of 20,000 shares of our common stock, valued at $5,000 to Carlos Padilla Jr. in full payment for the loan he tendered to us in April 2009.  Carlos Padilla Jr. is the father of Carlos Padilla III and Jeff Padilla. Other than the aforementioned transaction, there have been no related party transactions between Mr .Padilla and or the Company.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2010	WECOSIGN, INC.

/s/ Frank Jakubaitis
Frank Jakubaitis, CEO

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